Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2003 RESULTS

Uncasville, Connecticut, November 12, 2003 – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, today announced today its operating results for the quarter and fiscal year ended September 30, 2003.

Results for the quarter ended September 30, 2003 were as follows:

•	Record gaming revenues of $285.0 million, a 6.3% increase over the corresponding period in the prior year

•	Gross slot revenues of $212.7 million, a 6.4% increase over the corresponding period in the prior year, exceeding the State of Connecticut slot market growth rate of 3.8%

•	Table games revenues of $72.7 million, a 3.7% increase over the corresponding period in the prior year

•	Non-gaming revenues of $62.7 million, a 6.1% increase over the corresponding period in the prior year

•	Income from operations of $86.3 million, a 2.1% increase over the corresponding period in the prior year

•	Net income of $30.6 million, a 39.5% decrease from the corresponding period in the prior year

•	Adjusted EBITDA, a non-GAAP measure more fully described below, of $86.9 million, a $167,000 increase over the corresponding period in the prior year

•	Completed the offering of $330.0 million of 6 3/8% senior subordinated notes due 2009, the proceeds of which were used to repurchase substantially all of the $300.0 million outstanding principal amount of the Authority’s 8 3/4% senior subordinated notes

Results for the fiscal year ended September 30, 2003 were as follows:

•	Record gaming revenues of $1.06 billion, a 10.7% increase over the prior fiscal year

•	Gross slot revenues of $776.6 million, a 8.0% increase over the prior fiscal year, exceeding the State of Connecticut slot market growth rate of 3.5%

•	Table games revenues of $283.0 million, a 16.6% increase over the prior fiscal year

•	Non-gaming revenues of $219.1 million, a 34.9% increase over the prior fiscal year

•	Income from operations of $241.3 million, a 12.9% increase over the prior fiscal year

•	Net income of $95.7 million, a 4.3% decrease from the prior fiscal year

•	Adjusted EBITDA of $310.7 million, a 10.8% increase over the prior fiscal year

Fourth Quarter Operating Results

Net revenues for the quarter ended September 30, 2003 increased by $20.6 million, or 6.8%, to $322.8 million from $302.2 million for the same period in the prior year. This increase is due primarily to the continued growth in gaming and non-gaming revenues.

William J. Velardo, President and Chief Executive Officer of Mohegan Sun, stated “I am extremely pleased with our record fourth quarter and fiscal year 2003 revenues. Mohegan Sun generated over $1.0 billion dollars in gaming revenue in 2003, an increase of 10.7% over last year’s previous record of $958.6 million. Additionally, our patrons database grew by 20% in fiscal 2003 as we now have over 2.4 million members in the Mohegan Sun Players Club.”

Gaming revenues for the quarter ended September 30, 2003 increased by $16.9 million, or 6.3%, to $285.0 million from $268.1 million for the quarter ended September 30, 2002. This increase is due primarily to growth in slot revenues.

Gross slot revenues, which the Authority also refers to as gross slot win, for the quarter ended September 30, 2003 were $212.7 million compared to $199.8 million in the same period in the prior year. Mohegan Sun exceeded the Connecticut market growth in gross slot revenues for the quarter ended September 30, 2003, as it experienced an increase in gross slot revenues of 6.4% over the same period in the prior year. The State of Connecticut reported gross slot revenues of $427.1 million and $411.6 million for the quarters ended September 30, 2003 and 2002, respectively, representing an increase of 3.8%. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter was 8.2% compared to 8.0% for the same period in the prior year. Slot handle for the quarter ended September 30, 2003 increased by $86.4 million, or 3.5%, to $2.59 billion from $2.50 billion for the quarter ended September 30, 2002. Gross slot win per unit per day was $383 and $350 for the respective periods.

Table games revenues for the quarter ended September 30, 2003 increased by $2.5 million, or 3.7%, to $72.7 million from $70.2 million for the quarter same period in the prior year. Table games hold percentage, or table games revenues divided by table games drop, was 14.9% for the quarter compared to 15.8% for the same period in the prior year. The Authority anticipated table games hold percentage within a normal range of 15.5% to 16.3% for the quarter. Table games drop for the quarter ended September 30, 2003 increased by $44.8 million, or 10.1% to $488.2 million from $443.4 million for the same period in the prior year. Table games revenues per unit per day was $3,108 and $3,186 for the respective periods.

“We were pleased with our gaming revenue growth in the fourth quarter, especially in light of the July 2003 opening of the Borgata in Atlantic City” said Mitchell Etess, Executive Vice President of Marketing. “Mohegan Sun continues to achieve slot win and slot handle efficiencies in excess of 104% and double digit growth in table games drop which reinforces the preeminence of our property in the Northeast gaming market.” Slot win and slot handle efficiency refers to the Authority’s percentage of gross slot win or slot handle in the Connecticut slot market divided by the Authority’s percentage of slot machines in the market.

Non-gaming revenues for the quarter ended September 30, 2003 increased by $3.6 million, or 6.1% to $62.7 million from $59.1 million for the same period in the prior year. Retail, entertainment and other revenues increased by $2.0 million, or 9.2%, to $23.4 million in the quarter ended September 30, 2003 from $21.4 million for the same period in the prior year. This increase is primarily attributable to revenues generated by the Authority’s new WNBA franchise, Connecticut Sun, which provided $1.6 million of entertainment revenues in the fourth quarter. Hotel revenues increased $1.3 million, or 9.2%, to $15.4 million in the quarter ended September 30, 2003 from $14.1 million in the same period of the prior year. The average daily room rate (“ADR”) was $146 with an occupancy rate of 91% for the quarter ended September 30, 2003 compared to an ADR of $177 and an occupancy rate of 71% for the same period in the prior year. Revenue per Available Room (“REVPAR”) was $133 for the quarter ended September 30, 2003 compared to $125 for the same period in the prior year. The non-gaming revenue growth also is attributable, in part, to an increase in business volume experienced within the Mohegan Sun operated food and beverage and retail outlets.

Income from operations for the quarter ended September 30, 2003 increased by $1.7 million, or 2.1%, to $86.3 million from $84.6 million for the quarter ended September 30, 2002. This increase is attributable to a higher relinquishment liability reassessment adjustment of $22.7 million recorded in the quarter ended September 30, 2003 compared to a $19.6 million relinquishment liability reassessment adjustment for the same period in the prior year. The relinquishment liability reassessment adjustment had the effect of reducing operating expenses. The reduction in operating expenses resulting from the relinquishment liability reassessment adjustment was partially offset by increases in other operating expenses, such as gaming expenses, retail, entertainment, and other expenses, advertising, general and administrative expenses and depreciation and amortization expense. In August 2003, the Authority announced the closing of the Mohegan Sun poker room on September 2, 2003. The impact of the closing also reduced income from operations by approximately $1.2 million for the quarter ended September 30, 2003.

Net income for the quarter ended September 30, 2003 decreased by $19.9 million, or 39.5%, to $30.6 million from $50.5 million for the same period in the prior year. The decrease in net income is primarily due to a $27.4 million loss on the extinguishment of debt pertaining to a refinancing of the Authority’s $300 million 8¾% senior subordinated notes, as more fully described below in the Liquidity, Capital Resources and Capital Spending section. This decrease was partially offset by a decrease in interest expense of $5.2 million, or 21.1%, to $19.7 million from $24.9 million during the same period in the prior year. The weighted average outstanding debt was $1.15 billion in the quarter ended September 30, 2003, compared to $1.16 billion in the same period in the prior year. However, the weighted average interest rate was 6.8% for the quarter ended September 30, 2003 compared to 8.6% for the same period in the prior year.

Fiscal Year 2003 Operating Results

Net revenues for the year ended September 30, 2003 increased by $144.8 million, or 13.9%, to $1.19 billion from $1.04 billion for the prior fiscal year. This increase is attributable to the increases in gaming and non-gaming revenues, offset by an increase of $14.6 million in promotional allowances from the prior year.

Gaming revenues for the year ended September 30, 2003 increased by $102.8 million, or 10.7%, to $1.06 billion from $958.6 million for the prior fiscal year. This increase is due primarily to growth in slot revenues and table games revenues.

Gross slot revenues, which the Authority also refers to as gross slot win, for the year ended September 30, 2003 were $776.6 million compared to $718.9 million in the prior fiscal year. Mohegan Sun exceeded the Connecticut market growth in gross slot revenues for the fiscal year ended September 30, 2003 as it experienced an increase in gross slot revenues of 8.0% over the prior fiscal year. The State of Connecticut reported gross slot revenues of $1.57 billion and $1.51 billion for the fiscal years ended September 30, 2003 and 2002, respectively, representing an increase of 3.5%. Gross slot hold percentage was 8.0% for the fiscal year ended September 30, 2003 compared to 8.1% in the prior fiscal year. Slot handle for the year ended September 30, 2003 increased $814.2 million, or 9.2%, to $9.65 billion from $8.84 billion for the prior fiscal year. Gross slot win per unit per day was $348 and $317 for the respective periods.

Table games revenues for the fiscal year ended September 30, 2003 increased by $40.3 million, or 16.6%, to $283.0 million from $242.7 million for the prior fiscal year. Table games hold percentage was 15.4% for the fiscal year ended September 30, 2003, compared to 16.0% for the prior fiscal year. Table games drop for the year ended September 30, 2003 increased by $316.8 million, or 20.9%, to $1.83 billion from $1.52 billion for the prior fiscal year. Table games revenues per unit per day was $2,974 and $2,705 for the respective periods.

Non-gaming revenues for the year ended September 30, 2003 increased by $56.7 million, or 34.9%, to $219.1 million from $162.4 million for the prior fiscal year. Hotel revenues increased by $31.5 million, or 151.1%, to $52.4 million in the year ended September 30, 2003 from $20.9 million for the prior fiscal year. The increase in hotel revenues is due to the operation of the Mohegan Sun hotel with approximately 1,200 rooms available for the entire 2003 fiscal year. Occupied room nights for the fiscal year ended September 30, 2003 increased by approximately 221,000, or 192.3%, to 336,000 from 115,000 for the prior fiscal year. The ADR was $149 with an occupancy rate of 78% for the fiscal year ended September 30, 2003 compared to an ADR of $173 and an occupancy rate of 70% for the prior fiscal year. REVPAR was $116 for the fiscal year ended September 30, 2003 versus $121 for the prior fiscal year. The increased hotel occupancy contributed to growth in gaming, food and beverage, retail and entertainment revenue for the 2003 fiscal year. Within the Mohegan Sun operated food and beverage outlets, the number of meals served, or food covers, increased from 5.5 million in the prior fiscal year to 6.1 million in the 2003 fiscal year, which represents a 10.8% increase.

Income from operations for the year ended September 30, 2003 increased by $27.6 million, or 12.9%, to $241.3 million from $213.7 million for the prior fiscal year. This increase is attributable primarily to the increase in net revenues, offset substantially by increases in gaming expenses, advertising, general and administrative expenses and depreciation and amortization expense. The increase is also attributable to a higher relinquishment liability reassessment adjustment of $22.7 million recorded in the year ended September 30, 2003 compared to a $19.6 million relinquishment liability reassessment adjustment for the prior fiscal year. The relinquishment liability reassessment adjustment had the effect of reducing operating expenses.

Net income for the year ended September 30, 2003 decreased by $4.3 million, or 4.3%, to $95.7 million from $100.0 million for the prior fiscal year. The decrease in net income is primarily due to a $27.4 million loss on the extinguishment of debt pertaining to the refinancing of the Authority’s $300 million 8¾% senior subordinated notes, as more fully described below in the Liquidity, Capital Resources and Capital Spending section. Interest expense, including amounts capitalized, decreased by $5.5 million, or 6.2%, to $83.5 million from $89.0 million in the prior fiscal year. The weighted average outstanding debt was $1.15 billion in the year ended September 30, 2003, compared to $1.07 billion for the prior fiscal year. The weighted average interest rate was 7.3% for the year ended September 30, 2003 compared to 8.3% for the prior fiscal year.

“Fiscal Year 2003 was a challenging year from a margin perspective for the Authority as we dealt with significant increases in medical, state unemployment and workers’ compensation insurance cost,” said Jeffrey Hartmann, Executive Vice President, Finance and Chief Financial Officer, “Our Management team will continue to focus on operating expense controls throughout the property in fiscal year 2004. Since October 1, 2003, we have initiated over $7.5 million in cost savings in marketing and employee benefit categories. We are targeting a $10 million dollar reduction encompassing all categories by the end of fiscal year 2004.”

Adjusted EBITDA

Adjusted EBITDA for the quarter ended September 30, 2003 totaled $86.9 million compared to $86.7 million for the same period in the prior year. Mohegan Sun achieved a 26.9% Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended September 30, 2003 compared to a 28.7% Adjusted EBITDA margin for the same period in the prior year. The decline in the Adjusted EBITDA margin was principally due to higher employee medical insurance costs, state unemployment costs, advertising and marketing costs and lower table games hold percentage and the closure of the Mohegan Sun poker room on September 2, 2003.

Adjusted EBITDA for the fiscal year ended September 30, 2003 increased by $30.2 million, or 10.8%, to $310.7 million compared with $280.5 million for the fiscal year ended September 30,

2002. Mohegan Sun achieved a 26.1% Adjusted EBITDA margin for the fiscal year ended September 30, 2003 compared to a 26.9% Adjusted EBITDA margin for the year ended September 30, 2002. The decline in the Adjusted EBITDA margin was attributable partially to a lower hold percentage for table games as compared to the prior year and the closure of the Mohegan Sun poker room on September 2, 2003. Also, higher employee benefit costs pertaining to medical and state unemployment claims, workers’ compensation claims and property insurance and utilities had the effect of lowering the Adjusted EBITDA margin for the year.

Mohegan Tribal Gaming Authority Management Board Chairman Mark F. Brown said “The Management Board is extremely pleased with the 10.8% increase in Adjusted EBITDA for the fiscal year ended September 30, 2003. We anticipate continued growth in Adjusted EBITDA in fiscal 2004 as our Management team continues to make our operations more efficient.”

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in our industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure Adjusted EBITDA, which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of relinquishment liability discount and relinquishment liability reassessment adjustment on the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, write-off of debt issuance costs, loss on early extinguishment of debt and other non-operating income/expense.

Adjusted EBITDA provides an additional way to view our operations that, when viewed with both our GAAP results and the reconciliation to net income, the Authority believes it provides a more complete understanding of our business than could be obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming industry because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s core operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of gaming companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and also as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of relinquishment liability discount as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of our results. We compensate for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, the accretion of relinquishment liability discount and other items excluded in the calculation of Adjusted EBITDA both in our reconciliation to the GAAP financial measure of net income and in our consolidated financial statements, all of which should be considered when evaluating our results. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure. A reconciliation of Adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

Liquidity, Capital Resources and Capital Spending

As of September 30, 2003, the Authority held cash and cash equivalents of $73.3 million, a decrease of $11.7 million from $85.0 million as of September 30, 2002.

On March 25, 2003, the Authority entered into an Amended and Restated Loan Agreement for a $391.0 million bank credit facility, or the New Bank Credit Facility, from a syndicate of 12 financial institutions and commercial banks, with Bank of America, N.A. serving as administrative agent. The New Bank Credit Facility is comprised of a revolving loan of up to $291.0 million and a $100.0 million term loan, both of which mature on March 31, 2008. The Authority may, at its option, seek to increase the size of the New Bank Credit Facility to an amount not to exceed $500.0 million. As of September 30, 2003, $166.0 million was outstanding under the New Bank Credit Facility, which consists of the $100.0 million term loan and $66.0 million under the revolving loan.

In July 2003, the Authority issued $330.0 million 6 3/8% senior subordinated notes due 2009, which the Authority refers to as the 2003 senior subordinated notes. Substantially all of the proceeds from this offering were used to repurchase an aggregate principal amount of $294.8 million of the outstanding 8 3/4% senior subordinated notes due 2009, which the Authority refers to as the 1999 senior subordinated notes, at a price of 107.75% of the principal amount tendered. The aggregate amount paid for the 1999 senior subordinated notes was $318.2 million, including a premium of $22.8 million and accrued interest of $644,000. The balance of the offering proceeds will be used in January 2004 to redeem the remaining outstanding 1999 senior subordinated notes on the first call date. The 2003 senior subordinated notes are uncollateralized general obligations of the Authority and mature on July 15, 2009. The Authority recently consummated an offer to exchange the 2003 senior subordinated notes for a new issue of substantially identical notes registered under the Securities Act of 1933, as amended.

“We were able to reduce amounts outstanding under our credit facility by $85 million for the fiscal year ended September 30, 2003,” said Jeffrey Hartmann, Executive Vice President, Finance and Chief Financial Officer. “Our total leverage ratio decreased from 5.3 to 4.5, and we expect to further reduce our leverage ratio in fiscal 2004.”

Capital expenditures totaled $30.3 million for the fiscal ended September 30, 2003 versus $224.7 million for the same period in the prior year. The decrease in capital expenditures is due to the completion of Project Sunburst.

During fiscal year 2004, the Authority expects to incur maintenance capital expenditures totaling $34.5 million comprised of $34.0 million for maintenance capital expenditures and $0.5 million for remaining contractual obligations with respect to Project Sunburst and the Thames Garage construction projects that were opened in fiscal years 2001 and 2002, respectively. The Authority’s capital expenditures for 2004 will also include $7.0 million in renovations and equipment to add slot machines to gaming space formerly used for poker operations, as more fully discussed below.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $60.0 million and $42.1 million for the fiscal years ended September 30, 2003 and 2002, respectively. Distributions to the Tribe are anticipated to total $65.0 million for fiscal year 2004.

Management believes that existing cash balances, financing arrangements and operating cash flow will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements and distributions to the Tribe for at least the next twelve months.

Certain amounts in the fiscal year 2002 consolidated financial statements have been reclassified to conform to the fiscal year 2003 presentation.

Other Business Developments

The Authority closed its poker operations in September 2003 to add approximately 260 slot machines. The cost of renovating the existing poker room and acquiring the slot machines will be approximately $7.0 million and will be financed with cash flow generated from operations. These slot machines will feature ticket-in, ticket-out technology. The Authority anticipates the premium dollar slot lounge will be completed and open to the public by November 20, 2003.

In September 2003, Mohegan Sun began a cross-marketing promotion program with Mandalay Bay in Las Vegas. Members of the Mohegan Sun Players Club were provided certain discounts on Mandalay Bay amenities and Mandalay Bay players were offered similar discounts on Mohegan Sun attractions.

On October 21, 2003, three Krispy Kreme outlets were opened to the public at Mohegan Sun. These outlets are owned and operated by New England Dough, LLC. The main outlet, featuring fresh, Original Glazed doughnuts hot off the line which patrons can watch being made, is located along the Riverview Garage connector to the Casino of the Earth. The other two outlets are located at the Riverview Garage entrance to the Casino of the Sky and along the Shops at Mohegan Sun at the Spring Gateway to the Casino of the Earth.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its fourth quarter and fiscal year end 2003 operating results on Wednesday, November 12, 2003 at 2:00 p.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

888-748-0596

(706) 643-0107(international)

Conference ID: 3322392

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Us/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website for thirty days subsequent to the call.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 5:00 p.m. (Eastern Standard Time) on Wednesday, November 12, 2003. This replay will run through November 26, 2003.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 3322392

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About Mohegan Sun and the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization of expanded gaming in Connecticut, New York, Massachusetts, Maine and Rhode Island), changes in interest rates, dependence on existing management, leverage and debt service, regional, domestic or global economic conditions, changes in federal tax laws or the administration of such laws, changes in gaming laws or regulation and the availability of financing for development and operations. Additional information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended on Form 10-K/A, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2003	September 30, 2002
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$73,264	85,017
Receivables, net	13,434	14,130
Due from Tribe	2,453	92
Inventories	13,822	14,314
Other current assets	15,379	5,890

Total current assets	118,352	119,443

Non-current assets:
Property and equipment, net	1,379,883	1,443,705
Construction in process	6,455	5,962
Trademark and other intangible assets, net	129,375	119,692
Other assets, net	24,446	25,253

Total assets	$1,658,511	1,714,055

LIABILITIES AND CAPITAL

Current liabilities:
Current portion of long-term debt	$1,000	101,000
Current portion of relinquishment liability	85,865	79,764
Trade payables	15,202	11,234
Construction payables	1,360	28,823
Accrued interest payable	22,323	26,278
Other current liabilities	95,750	69,150

Total current liabilities	221,500	316,249

Non-current liabilities:
Long-term debt, net of current portion	1,101,649	1,052,173
Relinquishment liability, net of current portion	419,699	477,828
Other long-term liabilities	14,558	3,172

Total liabilities	1,757,406	1,849,422

Commitments and contingencies

Capital:
Retained deficit	(98,592)	(134,277)
Accumulated other comprehensive loss	(303)	(1,090)

Total capital	(98,895)	(135,367)

Total liabilities and capital	$1,658,511	1,714,055

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	For the Quarter Ended September 30, 2003 (unaudited)	For the Quarter Ended September 30, 2002 (unaudited)	For the Fiscal Year Ended September 30, 2003 (unaudited)	For the Fiscal Year Ended September 30, 2002 (unaudited)
Revenues:
Gaming	$285,022	$268,120	$1,061,376	$958,617
Food and beverage	23,924	23,608	87,040	75,062
Hotel	15,402	14,099	52,444	20,884
Retail, entertainment and other	23,357	21,389	79,654	66,497

Gross revenues	347,705	327,216	1,280,514	1,121,060
Less—Promotional allowances	(24,870)	(25,008)	(91,712)	(77,050)

Net revenues	322,835	302,208	1,188,802	1,044,010

Operating costs and expenses:
Gaming	164,770	151,422	606,344	550,085
Food and beverage	14,424	14,503	52,886	45,349
Hotel	3,948	3,877	12,910	5,239
Retail, entertainment and other	11,648	8,251	36,567	24,807
Advertising, general and administrative	41,166	37,443	169,349	138,005
Pre-opening costs and expenses	—	—	—	7,755
Depreciation and amortization	23,240	21,734	92,123	78,721
Relinquishment liability reassessment	(22,710)	(19,631)	(22,710)	(19,631)

Total operating costs and expenses	236,486	217,599	947,469	830,330

Income from operations	86,349	84,609	241,333	213,680

Other income (expense) :
Accretion of relinquishment liability discount	(8,398)	(9,083)	(33,592)	(36,333)
Interest income	56	83	269	418
Interest expense, net of capitalized interest	(19,680)	(24,937)	(83,492)	(76,635)
Loss on early extinguishment of debt	(27,396)	—	(27,396)	—
Write-off of debt issuance costs	—	—	(403)	(826)
Other income (expense), net	(346)	(135)	(1,034)	(272)

Total other expense	(55,764)	(34,072)	(145,648)	(113,648)

Net income	$30,585	$50,537	$95,685	$100,032

MOHEGAN TRIBAL GAMING AUTHORITY

SELECTED FINANCIAL INFORMATION

(in thousands)

	For the Quarter Ended		For the Fiscal Year Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Results:
Gross revenues	$347,705	$327,216	$1,280,514	$1,121,060
Net revenues	322,835	302,208	1,188,802	1,044,010
Income from operations	86,349	84,609	241,333	213,680
Net income	30,585	50,537	95,685	100,032

Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$86,879	$86,712	$310,746	$280,525
Adjusted EBITDA margin	26.9%	28.7%	26.1%	26.9%

Win Per Unit Per Day:
Slot (gross)	$383	$350	$348	$317
Table Games	3,108	3,186	2,974	2,705

Hold Percentage:
Slot (gross)	8.2%	8.0%	8.0%	8.1%
Table games	14.9%	15.8%	15.4%	16.0%

Slot Market Share:
Slot win market share	49.8%	48.5%	49.7%	47.5%
Slot win efficiency	104.7%	100.6%	102.6%	98.1%

Hotel Statistics:
Hotel occupancy %	91%	71%	78%	70%
Average Daily Rate (ADR)	$146	$177	$149	$173
Revenue Per Available Room (REVPAR)	133	125	116	121

Capital expenditures	$7,939	$10,459	$30,277	$224,743
Cash interest paid	$30,330	$30,422	$84,716	$70,715

Balance Sheet Data:
Total assets	$1,658,511	$1,714,055	$1,658,511	$1,714,055
Total debt	1,102,649	1,153,173	1,102,649	1,153,173

Reconciliation of Adjusted EBITDA to Net Income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

	For the Quarter Ended		For the Fiscal Year Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Adjusted EBITDA	$ 86,879	$ 86,712	$310,746	$280,525
Pre-opening costs and expenses	—	—	—	(7,755)
Depreciation and amortization	(23,240)	(21,734)	(92,123)	(78,721)
Relinquishment liability reassessment	22,710	19,631	22,710	19,631
Accretion of relinquishment liability discount	(8,398)	(9,083)	(33,592)	(36,333)
Interest income	56	83	269	418
Interest expense, net of capitalized interest	(19,680)	(24,937)	(83,492)	(76,635)
Loss on early extinguishment of debt	(27,396)	—	(27,396)	—
Write-off of debt issuance costs	—	—	(403)	(826)
Other income (expense), net	(346)	(135)	(1,034)	(272)

Net income	$ 30,585	$ 50,537	$ 95,685	$100,032

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of relinquishment liability discount and relinquishment liability reassessment adjustment on the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, write-off of debt issuance costs, loss on early extinguishment of debt and other non-operating income/expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.